Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-266106) on Form S-3, (No. 333-264117) on Form S-3D, (No. 333-286031) on Form S-3ASR and (Nos. 333-234475 and 333-279548) on Form S-8 of Kinetik Holdings Inc. of our report dated February 13, 2026, with respect to the financial statements of Permian Highway Pipeline LLC, which report appears in the Form 10-K of Kinetik Holdings Inc. and subsidiaries dated February 26, 2026.

/s/ KPMG LLP.

Houston, Texas
February 26, 2026